Exhibit 99.1

[COMPANY LOGO]

CONTACT: Jennifer M. Davis
FOR IMMEDIATE RELEASE July 16, 2003	Sr. Manager, Investor Relations 952-406-3100 IR@mgipharma.com

MGI PHARMA REPORTS 2003 SECOND QUARTER FINANCIAL RESULTS

Aloxi™ Pre-Launch Activities Underway

MINNEAPOLIS, July 16, 2003—MGI PHARMA, Inc., (Nasdaq: MOGN) today reported that revenues increased to $9.9 million in the second quarter of 2003 from $5.7 million in the second quarter of 2002. U.S. sales of Salagen® Tablets in the second quarter were $7.4 million and represented 87 percent of product sales. Total costs and expenses decreased 8 percent to $16.8 million in the second quarter of 2003 from $18.2 million in the second quarter of 2002. The Company reported a net loss of $7.0 million, or $0.27 per share, in the second quarter of 2003 compared to a net loss of $12.3 million, or $0.49 per share, in the second quarter of 2002.

The increase in revenues is primarily due to increased sales of Salagen Tablets (pilocarpine hydrochloride), which is approved to treat the symptoms of dry-mouth caused by radiation therapy for head and neck cancer and Sjögren’s syndrome. Salagen sales during the second quarter of 2003 modestly exceeded patient demand, as measured by underlying prescriptions, due to wholesaler purchasing patterns. As previously reported, sales in the first half of 2002 were negatively impacted due to substantial distribution channel inventory increases in 2001. The decrease in costs and expenses was due to the recognition of a $4 million milestone payment in the second quarter of 2002 for Aloxi™ (palonosetron HCl), a novel 5-HT3 receptor antagonist with a differentiated clinical profile developed for the prevention of chemotherapy-induced nausea and vomiting (CINV). This was partially offset by increased expenditures during 2003 in preparation for the anticipated launch of Aloxi.

“The second quarter of 2003 has been a busy and exciting time for MGI PHARMA,” said Lonnie Moulder, president and chief executive officer of MGI. “Our organization is focused on preparing for the launch of Aloxi in the U.S. We are pleased to welcome 30 new sales associates to MGI, and we look forward to expanding our presence in the oncology marketplace with a successful launch of Aloxi.”

In the first six months of 2003, MGI PHARMA’s net loss was $13.6 million, or $0.54 per share, compared to $18.5 million, or $0.74 per share, in the first half of 2002. Total revenues increased from $11.5 million in the first half of 2002 to $16.6 million in the first half of 2003. Total costs and expenses decreased from $30.6 million in the first half of 2002 to $30.1 million in the first half of 2003. These changes in total revenues and total costs and expenses primarily resulted from the same factors previously identified in describing the changes in year-over-year second quarter changes.

Second Quarter Highlights

Aloxi Pre-launch Activities Underway

The Aloxi New Drug Application (NDA), currently under U.S. Food and Drug Administration review, has a PDUFA (Prescription Drug User Fee Act) goal date of July 27, 2003. MGI plans to be ready to launch the drug in the United States in the third quarter of 2003, pending FDA approval.

In preparation for the launch of Aloxi, MGI has completed an expansion of its oncology sales force. Additionally, the FDA pre-approval inspections of the Aloxi manufacturing facilities have been successfully completed. The active pharmaceutical ingredient (API) in Aloxi is manufactured by MGI’s partner, Helsinn Healthcare SA, in Biasca, Switzerland, and fill and finish operations are performed at a Cardinal Health facility in the United States.

During the second quarter, MGI announced several important data presentations for Aloxi at medical meetings. Data from phase III trials (studies 99-03, 99-04, and 99-05) of Aloxi were presented at the American Society of Clinical Oncology (ASCO) annual meeting and at the Multinational Association of Supportive Care in Cancer (MASCC) 15th International Symposium.

Results of studies 99-03 and 99-04 were included in two oral and three poster presentations at the ASCO meeting. Data from these studies comparing single doses of Aloxi and currently available 5-HT3 receptor antagonists showed that Aloxi produced greater complete response rates for both acute and delayed CINV in patients receiving moderately emetogenic chemotherapy. Additional analyses of this data demonstrated the activity of Aloxi over multiple cycles of chemotherapy. The adverse event profile of Aloxi™ was similar to currently marketed 5-HT3 receptor antagonists and side effects were generally mild to moderate. The most frequently-observed side effects were headache and constipation.

Data from study 99-05, which evaluated the efficacy and safety of Aloxi compared to ondansetron in patients receiving highly emetogenic chemotherapy were presented at the MASCC meeting in a poster session and lunch satellite symposium. Results from this trial demonstrated the activity and safety of Aloxi alone or in combination with dexamethasone in preventing CINV in patients being treated with highly emetogenic chemotherapy regimens.

Irofulven Data Presented At ASCO

Irofulven (hydroxymethylacylfulvene) is the first chemotherapeutic drug candidate in MGI’s family of proprietary anti-cancer compounds called the acylfulvenes. Five abstracts related to clinical trials of irofulven were presented in poster sessions or published at ASCO. These data support the clinical development of irofulven in a variety of cancers as both monotherapy and in combination with other anti-cancer agents. Irofulven is currently being studied in a broad clinical development program designed to evaluate its activity in several types of cancer, including phase II monotherapy trials in liver and gastric cancer and a phase I/II combination therapy program.

Corporate Highlights

MGI had several recent management and board changes:

•	Lonnie Moulder was appointed president and chief executive officer and elected to serve as a director of MGI PHARMA in May,

•	Chuck Blitzer has retired from the board of directors and Hugh Miller has succeeded him as chairman, and

•	Management promotions included Reggie Bowerman, vice president of marketing, Nancy Evertz, vice president of finance and administration and Kristin Gustafson, vice president of human resources.

2003 Financial Guidance

This section provides forward-looking information about MGI PHARMA’s financial outlook for 2003. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section. This outlook does not include the impact of product sales of Aloxi or the related cost of sales, as the marketing of Aloxi is subject to review and approval by the FDA. However, all of the expenses currently expected for the launch of Aloxi, including the recent sales force expansion, are included in this outlook. Given the clinical profile of Aloxi, MGI continues to expect to achieve at least a 25 percent market share in the U.S. CINV market approximately four years following launch. We continue to expect sales of Aloxi in the first 12 months following launch to range from $40 to $55 million.

Excluding Aloxi sales revenue and cost of sales amounts from this outlook, for the year ending December 31, 2003, we reiterate that we expect:

•	Product sales to range from $28 million to $30 million for currently marketed products;

•	Cost of product sales as a percent of sales revenue for currently marketed products to range from 10 to 15 percent;

•	Licensing revenue to be approximately $9.5 million, including accelerated recognition of $6.8 million of deferred revenue upon effective termination of the Dainippon license in the third quarter of 2003;

•	Selling, general and administrative expenses to be approximately $49 million;

•	R&D expense to range from $28 million to $30 million, including $11 million payable upon achievement of the marketing approval for Aloxi; and

•	Net loss to be approximately $44 million (excluding any product contribution from Aloxi).

Conference Call & Webcast Information

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, July 16, 2003 at 1:00 p.m. Eastern Time. The Company’s executive management team will review 2003 second quarter financial results, discuss operations, answer questions from analysts and investors, and provide guidance on MGI’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for 30 days.

About MGI PHARMA

MGI PHARMA, Inc. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI markets Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the U.S. The Company directly markets its products in the United States and collaborates with various alliances in international markets. For more information about MGI, please visit the Company’s Web site at www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “ expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Aloxi™ to receive marketing authorization from regulatory authorities and to ultimately compete successfully with other CINV treatments; continued sales of MGI PHARMA’s marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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MGI PHARMA, INC.

Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenues:
Sales	$4,648,717	$8,529,200	$9,951,490	$14,671,987
Licensing	1,038,511	1,340,634	1,537,610	1,956,595

	5,687,228	9,869,834	11,489,100	16,628,582

Costs and Expenses:
Cost of sales	756,500	953,408	1,442,329	1,724,289
Selling, general and administrative	7,340,354	11,383,651	14,510,680	20,201,631
Research and development	9,791,732	4,172,686	14,054,394	7,632,255
Amortization	295,494	295,495	590,989	590,989

	18,184,080	16,805,240	30,598,392	30,149,164

Loss before interest and taxes	$(12,496,852)	$(6,935,406)	$(19,109,292)	$(13,520,582)
Interest income	242,804	212,596	562,674	419,224
Interest expense	0	(249,390)	0	(498,781)

Net loss	$(12,254,048)	$(6,972,200)	$(18,546,618)	$(13,600,139)

Net loss per common share:
Basic	$(0.49)	(0.27)	$(0.74)	(0.54)
Assuming dilution	$(0.49)	(0.27)	$(0.74)	(0.54)
Weighted average number of common shares:
Basic	25,063,258	25,420,416	25,048,686	25,370,554
Assuming dilution	25,063,258	25,420,416	25,048,686	25,370,554

Balance Sheet Data

(Unaudited)

	December 31, 2002	June 30, 2003
Cash and marketable investments	$60,472,901	$48,762,958
Total assets	80,774,253	70,081,276
Total stockholders’ equity	36,603,535	26,441,744